Exhibit 99.2
Liquidation Analysis1

Pursuant to Section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), holders of Allowed Claims and Equity Interests must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s assumed Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code (“Chapter 7”).

In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets under Chapter 7. The Debtors, with assistance of their financial advisor, have prepared this hypothetical Liquidation Analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement. The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to the Debtors’ creditors if the Debtors were to be liquidated under Chapter 7 as an alternative to continued operation of the Debtors businesses under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein and in the Disclosure Statement. All capitalized terms not defined in this Liquidation Analysis have the meanings ascribed to them in the Disclosure Statement.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT AND ITS ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTOR AND ITS MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, LIQUIDATED, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.

GENERAL ASSUMPTIONS

Overview of the Liquidation Process
The Debtors prepared this Liquidation Analysis in connection with its solicitation of votes to accept or reject its Plan, which contemplates a prepackaged chapter 11 case of Genco Shipping & Trading Limited (“Genco”), along with 57 of its direct and indirect subsidiaries (the “Debtor Subsidiaries”). Under the hypothetical Chapter 7 scenario in this Liquidation Analysis, Genco and its Debtor Subsidiaries are collectively referred to as the “Chapter 7 Debtors.”

In a hypothetical Chapter 7, a trustee (the “Chapter 7 Trustee”) would be appointed to manage the Chapter 7 Debtors’ affairs and to conduct a liquidation of the Chapter 7 Debtors’ assets. The Chapter 7 Debtors’ assets would be liquidated, rather than liquidating Genco’s equity interest in the Non-Debtor Subsidiaries in order to provide for a sale “free and clear” to purchasers.  The Liquidation Analysis assumes that the Chapter 7 Debtors would be forced to cease substantially all operations in an orderly manner and use their cash position to liquidate their assets and pay claims in accordance with the priority scheme set forth in the Bankruptcy Code.   Given the international nature of the Debtors’ businesses, it is possible that in a liquidation scenario multiple international insolvency proceedings would need to be commenced to protect the Debtors’ assets physically located outside of the United States (like the Vessels) which would increase the cost of the liquidation.  This Liquidation Analysis does not account for any such international proceedings.

Hypothetical Liquidation Period
The Chapter 7 Debtors assume an expedited, but orderly wind-down of their operations to maximize recovery values. The hypothetical Chapter 7 liquidation is assumed to commence following the conversion to a Chapter 7. While the Chapter 7 Debtors assume the majority of the wind-down would be accomplished in approximately 90 days, the liquidation is likely to take up to six months to be completed fully for various reasons including the following:

1 Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Plan.

•
The Chapter 7 Debtors’ revenues are primarily derived by employing their Vessels on short-term fixed-rate and spot-market related time charters. Commencement of a Chapter 7 liquidation is likely to cause customers to seek other drybulk transportation sources, making it highly unlikely that a Chapter 7 Trustee could maintain many of the existing customers for any significant period of time following the end of the already ongoing voyages.  Lost customers are unlikely to be replaced by new customers.

•
A Chapter 7 liquidation would likely cause the Chapter 7 Debtors’ vendors to be keenly aware of any unpaid claims and would significantly increase the risk of ship arrests in foreign jurisdictions where enforcement of the automatic stay is uncertain, thereby complicating the process associated with an orderly liquidation of those assets in a reasonable timeframe.  Arrested Vessels could also result in breach of contract or damage  claims by charterers impacted by such arrests.  Arrested Vessels may also force a sale of such Vessel under the law of a foreign jurisdiction and outside of the supervision and control of the Chapter 7 Trustee and the Court.

•
With the Debtor facing liquidation, employees would likely leave the Chapter 7 Debtors to the extent there were employment opportunities elsewhere. The loss of employees would hinder the pursuit of going concern sales. Instead, executing a liquidation through sale of the Chapter 7 Debtors’ individual vessels would be difficult over a long period of time due to the loss of institutional and industry knowledge.

Estimate of Net Proceeds
The estimated cash proceeds that could be realized in a liquidation are approximated by evaluating the Chapter 7 Debtors’ assets. The Chapter 7 Debtors’ assets primarily consist of (i) their fleet of dry bulk vessels, (ii) equity interests in Baltic Trading Limited (“Baltic Trading”) and Jinhui Shipping & Transportation Limited (“Jinhui Shipping”), and (iii) any additional operating assets such as customer receivables and other current assets. The net proceeds estimated in the Liquidation Analysis are based on unaudited asset and liability account balances for the Debtors as of the latest available date, December 31, 2013.2

The Liquidation Analysis does not include any net proceeds associated with the management services contracts with Baltic Trading or Maritime Equity Partners LLC because the Debtors assume in the event of a liquidation, the two management agreements would terminate because of the Debtors’ inability to perform under such agreements.

Estimate of Costs
The estimated liquidation costs include fees payable to a Chapter 7 trustee as well as those to attorneys and other professionals that the trustee may engage. Further, priority expenses would include any obligations and unpaid expenses the Genco incurred both during the Chapter 11 case and from the start and until the conclusion of the Chapter 7 case. In a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation. In addition, while the Chapter 7 Debtors’ assets are located outside of the United States, the proceeds from the sale of these assets are assumed to be consistent across jurisdictions. Further, it is assumed that the expenses incurred to sell assets located outside of the United States would be comparable to the expenses incurred to sell such assets if they were located in the United States.

Distribution of Net Proceeds
The proceeds available represent the sum of the disposition of the Chapter 7 Debtors’ assets and cash on the balance sheet at the commencement of the hypothetical Chapter 7 liquidation.

Available proceeds from the liquidation of assets and cash would be first applied to the payment of postpetition Administrative Expense claims, first claims arising from the wind-down of the Chapter 7 Debtors’ business during the Chapter 7 liquidation process and thereafter to any postpetition expenses associated with the Chapter 11 reorganization process. Following the payment of Administrative Expense claims, net proceeds attributable to the liquidation of the Chapter 7 Debtors’ Vessels would first be applied to the satisfaction of prepetition maritime liens or claims with respect to services rendered on account of the Chapter 7 Debtors’ Vessels, followed by the

1 For the purposes of the liquidation analysis, (i) the Company’s cash balance as of March 31, 2014 is used, (ii) the values of the Company’s interests in Baltic Trading and Jinhui Shipping are based on the closing market prices as of April 10, 2014 and (iii) the Company’s Vessels are valued based on appraisals as of March 11 and 12, 2014.

satisfaction of debt obligations secured by the Chapter 7 Debtors’ various assets. Any remaining liquidated proceeds and cash would be available for the satisfaction of General Unsecured Claims.

The holders of the Prepetition $100 Million Facility have first priority liens or mortgages on, security interests in, and assignments, charges, or pledges on certain property, including, without limitation, five (5) Vessels owned by five (5) Debtor Subsidiaries and $9.4 million of Cash Collateral that will partially fund the Chapter 11 and Chapter 7 processes.

The holders of the Prepetition $253 Million Facility have first priority liens or mortgages on, security interests in, and assignments, charges, or pledges on certain property, including, without limitation, thirteen (13) Vessels owned by thirteen (13) Debtor Subsidiaries and $22.4 million of Cash Collateral that will partially fund the Chapter 11 and Chapter 7 processes.

The holders of the Prepetition 2007 Credit Facility have first priority liens or mortgages on, security interests in, and assignments, charges, or pledges on certain property, including, without limitation, thirty-five (35) Vessels owned by thirty-five (35) Debtor Subsidiaries, the Chapter 7 Debtors’ equity stakes in Baltic Trading and Jinhui Shipping, and $24.8 million of Cash Collateral, that will partially fund the Chapter 11 and Chapter 7 processes. The holders of the 2007 Facility have second priority liens or mortgages on, security interest in, and charges or assignments of certain Vessels and insurances owned by the Debtor Subsidiaries’ Vessels securing the Prepetition $100 Million Facility and the Prepetition $253 Million Facility.

DnB, the interest rate swap counterparty, is secured by the same collateral as the Prepetition 2007 Credit Facility. However, the security documents provide that the Prepetition 2007 Facility Lenders receive payment in full from their collateral before any payments are made under the swap. As of March 31, 2014 the estimated swap liability was approximately $6.7 million. Any secured claims that are not satisfied by the liquidation of the underlying collateral securing the claims would represent an unsecured deficiency claim.

The table below summarizes the estimated proceeds that would be available for distribution to the Chapter 7 Debtors’ creditors and equity interest holders in a hypothetical liquidation of the estates under Chapter 7 of the Bankruptcy Code. The estimated recoveries do not reflect any potential negative impact on the distributable value available to the Chapter 7 Debtors’ creditors on account of any potential unknown and contingent liabilities. Additional assumptions with respect to the Liquidation Analysis are provided below.

Liquidation Analysis of Genco Shipping & Trading, Ltd.
		% Recovery			Liquidation Proceeds			See
	Amount	Low	Mid	High	Low	Mid	High	Note
Cash & Cash Equivalents	62.3	100.0%	100.0%	100.0%	$62.3	$62.3	$62.3	1
Accounts Receivable	10.0	60.0%	70.0%	80.0%	6.0	7.0	8.0	2
Prepaid Expenses and Other Assets	15.0	60.0%	70.0%	80.0%	9.0	10.5	12.0	3
Value of Vessels	1,244.6	58.7%	68.7%	78.7%	730.6	855.1	979.5	4
Other Fixed Assets	4.4	4.8%	9.7%	14.5%	0.2	0.4	0.6	5
Baltic Trading Ltd. Equity Stake	38.6	72.3%	81.0%	90.3%	27.9	31.3	34.8	6
Jinhui Shipping & Transportation Equity Stake	58.6	85.0%	90.0%	95.0%	49.8	52.7	55.6	7
Proceeds Available for Post-Petition Administrative Claims					$885.8	$1,019.2	$1,152.9

Less: Chapter 7 Trustee and Other Liquidator Fees (0% of Gross Proceeds)					(26.6)	(30.6)	(34.6)	8
Less: Corporate Wind-Down Costs & Other Profesional Fees					(14.2)	(15.7)	(17.2)	9
Estimated Proceeds Available for Allocation After Administrative Claims					$845.0	$973.0	$1,101.2

Less: Accrued Maritime Payables					(9.1)	(9.1)	(9.1)	10
Estimated Proceeds Available After Maritime Payables					$836.0	$964.0	$1,092.1

CA Term Loan
Estimated Collateral Proceeds Available to CA Term Loan Holders					$77.7	$89.1	$100.5
Less: CA Term Loan Share of Administrative Expense					(3.6)	(4.0)	(4.5)	11
Less: CA Term Loan Share of Maritime Payables					(0.8)	(0.8)	(0.8)	11
Estimated Net Proceeds Available to CA Term Loan Holders					$73.3	$84.2	$95.2
Less: CA Term Loan					(73.6)	(73.6)	(73.6)	12
Estimated Net Proceeds After Distribution to CA Term Loan					$–	$10.7	$21.6

CA Term Loan Recovery from Collateral					99.7%	100.0%	100.0%
CA Term Loan Recovery from Unencumbered Assets					0.3%	–	–
CA Term Loan Total Recovery					100.0%	100.0%	100.0%

DB Term Loan
Estimated Colalteral Proceeds Available to DB Term Loan Holders					$211.3	$242.8	$274.3
Less: DB Term Loan Share of Administrative Expense					(9.7)	(11.0)	(12.3)	11
Less: DB Term Loan Share of Maritime Payables					(2.3)	(2.3)	(2.3)	11
Estimated Net Proceeds Available to DB Term Loan Holders					$199.3	$229.5	$259.7
Less: DB Term Loan					(175.7)	(175.7)	(175.7)	12
Estimated Net Proceeds After Distribution to DB Term Loan					$23.5	$53.7	$83.9

DB Term Loan Recovery from Collateral					100.0%	100.0%	100.0%
DB Term Loan Recovery from Unencumbered Assets					–	–	–
DB Term Loan Total Recovery					100.0%	100.0%	100.0%

2007 Facility
Estimated 1st Lien Collateral Proceeds Available to 2007 Facility Holders					$575.8	$663.7	$751.8
Estimated 2nd Lien Collateral Proceeds Available to 2007 Facility Holders					23.5	64.4	105.5
Less: 2007 Facility Share of Administrative Expense					(26.5)	(30.1)	(33.7)	11
Less: 2007 Facility Share of Maritime Payables					(5.9)	(5.9)	(5.9)	11
Estimated Net Proceeds Available to 2007 Facility Holders					$567.1	$692.2	$817.7
Less: 2007 Facility					(1,069.1)	(1,069.1)	(1,069.1)	12
Estimated Net Proceeds After Distribution to 2007 Facility					$–	$–	$–

2007 Facility Recovery from Collateral					53.0%	64.7%	76.5%
2007 Facility Recovery from Unencumbered Assets					1.7%	1.9%	2.1%
2007 Facility Total Recovery					54.7%	66.6%	78.6%

DnB Swap
Estimated Collateral Proceeds Available to DnB Swap					$–	$–	$–
Less: DnB Swap Share of Administrative Expense					–	–	–	11
Estimated Net Proceeds Available to DnB Swap Holders					$–	$–	$–
Less: DnB Swap					(6.7)	(6.7)	(6.7)
Estimated Net Proceeds After Distribution to DnB Swap					$–	$–	$–

DnB Swap Recovery from Collateral					–	–	–
DnB Swap Recovery from Unencumbered Assets					1.7%	1.9%	2.1%
DnB Swap Total Recovery					1.7%	1.9%	2.1%

Unsecured Claims
Unencumbered Assets					$20.8	$23.6	$26.3	12
Plus: Estimated Excess Value from Secured Collateral					–	–	–
Less: Unsecured Share of Administrative Expense					(1.0)	(1.1)	(1.2)
Estimated Net Proceeds Available for Unsecured Claims(1)					$19.9	$22.5	$25.1

(1)  Analysis does not take into account any right the secured lenders may have to adequate protection liens on unencumbered assets.

				Low	Mid	High
Estimated Net Proceeds Available for Unsecured Claims(1)				$19.9	$22.5	$25.1

	Estimated Claim			Proceeds			% Recovery
Unsecured Claims (Note 13)	Low	Mid	High	Low	Mid	High	Low	Mid	High
CA Term Loan	$73.6	$–	$–	$0.2	$–	$–	0.3%	–	–
DB Term Loan	–	–	–	–	–	–	–	–	–
2007 Facility	1,044.3	1,044.3	1,044.3	17.3	19.8	22.1	1.7%	1.9%	2.1%
DNB Swap	6.7	6.7	6.7	0.1	0.1	0.1	1.7%	1.9%	2.1%
Convertible Notes	125.8	125.8	125.8	2.1	2.4	2.7	1.7%	1.9%	2.1%
Other Liquidation GUC	10.0	10.0	10.0	0.2	0.2	0.2	1.7%	1.9%	2.1%
Total Unsecured Claims	$1,260.3	$1,186.7	$1,186.7	$19.9	$22.5	$25.1	1.6%	1.9%	2.1%

Estimated Net Proceeds Available for Equity				$–	$–	$–

(1)  Analysis does not take into account any right the secured lenders may have to adequate protection liens on unencumbered assets.

SPECIFIC ASSUMPTIONS

Note 1- Cash and Equivalents
As of March 31, 2014 there was approximately $62.3 million in cash and equivalents at Genco and its Debtor Subsidiaries. Of the $62.3 million in total cash, approximately $24.8 million is pledged to the 2007 Credit Facility, approximately $22.4 million is pledged to the Prepetition $253 Million Facility Lenders, approximately $9.4 million is pledged to the Prepetition $100 Million Facility Lenders, and approximately $5.6 million is unencumbered.

Note 2 – Accounts Receivable
Estimated proceeds realized from accounts receivable under a liquidation are based on management’s estimate of collectability and the assumption that every reasonable effort will be made by the Chapter 7 Trustee to collect receivables from customers, a number of whom may be in various foreign jurisdictions. Accounts Receivable include amounts due from charterers and amounts due from Baltic Trading.

Note 3 – Prepaid Expenses and Other Assets
Prepaid expenses and inventories include bunker inventory, lubricants inventory and prepaid insurance. Bunker and lubricants inventory, which is used to operate Vessels, is stored on-board the Vessels at the time of purchase and, depending on the flag of the Vessel, may also be pledged to the Credit Facility lenders. Prepaid insurance includes insurance premiums paid in advance which cover a period of time which has not elapsed. The Liquidation Analysis does not take into account any right the Secured Lenders may have to assert secured claims on some of the Prepaid Expenses and Other Assets.

Notes 4 – Value of Debtors’ Vessels
The Liquidation Analysis assumes that the Chapter 7 Debtors’ Vessels will be sold in the secondary market over an accelerated 90-day time period. The Debtors have received appraisals from two independent ship brokerage firms, who conducted an asset-level appraisal of the fleet as of March 11 and 12, 2014. These appraisals and indications of value are based on macroeconomic forecasts, industry conditions and recent asset transactions observed in the market and assume Vessels to be in sound condition, free of average damage, free of charter commitments, and the existence of a willing seller and willing buyer. Given that the charters are largely short-term and susceptible to spot market rate fluctuation, the Liquidation Analysis does not assume any liquidation value for the assignment of any of the charters.  The Chapter 7 Debtors may not be able to enjoy the benefit of any charter agreement due to customer refusal to use of their Vessels. The Liquidation Analysis applies a discount of 20% to 50% to each Vessel’s appraised value to account for the Vessel’s age, the forced nature of the transaction, the expedited time frame (90 days) and the magnitude of supply (53 Vessels) being sold into the market. The individual discounts applied to each Vessel imply a blended recovery on the Vessels that ranges from approximately 59% to 79%.

Note 5 – Other Fixed Assets
Other fixed assets include vessel equipment, furniture, fixtures, computer equipment, software and other assets. Vessel equipment includes capital goods aboard the Vessels. A large portion of these items are significantly depreciated and may not result in significant liquidation value, particularly since the potential universe of buyers for these assets is narrow and is primarily comprised of competing companies.

Note 6 – Value of Baltic Trading Ltd. Stake
Through its wholly-owned subsidiary Genco Investments LLC, Genco indirectly owns 6,356,472 shares of Baltic Trading’s Class B Stock. Genco’s ownership stake represents an approximately 11.1% ownership interest in Baltic Trading and 65.1% of the aggregate voting power of Baltic Trading’s outstanding shares of voting stock. Baltic Trading is listed on the New York Stock Exchange under the symbol “BALT.” As of April 10, 2014, the share price of Baltic Trading was $6.07 per share, implying an approximate value of $38.6 million for the Debtor’s stake in Baltic Trading. Additionally, given Baltic Trading’s average daily trading volume of less than 1 million shares over the past 90 days, a liquidation would likely require that Genco’s indirect stake in Baltic Trading be sold through a block sale. Underwriter fees and offering discounts in typical block sales would potentially decrease the realizable proceeds of the sale by 5-15%. Thus, the Liquidation Analysis assumes an incremental 5% to 15% discount after taking into account potential business disruption.

Note 7 – Value of Jinhui Shipping and Transportation Stake
Through Genco Investments LLC, Genco also indirectly holds an investment in the capital stock of Jinhui Shipping.  Jinhui Shipping is a drybulk shipping owner and operator focused on the Supramax segment of drybulk shipping. Jinhui Shipping is listed on the Oslo Børs under the symbol “JIN.” As of April 10, 2014, the share price of Jinhui Shipping was 21.20 NOK and exchange rate was approximately 5.91 NOK per USD, implying a value of approximately $58.6 for the 16,335,100 shares of Jinhui Shipping capital stock indirectly owned by Genco. These shares represent approximately 20% of the outstanding stock of Jinhui Shipping. Over the last 90 days, Jinhui Shipping’s average daily trading volume was less than 200,000 shares. In light of the limited liquidity in Jinhui Shipping stock, a liquidation would likely require that Genco’s indirect stake in Jinhui Shipping be sold through a block sale. Underwriter fees and offering discounts in typical block sales would decrease the realizable proceeds of a sale by 5-15%.

Note 8 – Chapter 7 Trustee and Other Liquidator Fees
The Chapter 7 Debtors estimate that they would incur Chapter 7 Trustee fees of approximately $26.6 million to $34.6 million in aggregate calculated as 3.0% of the gross proceeds available for distribution.  This Liquidation Analysis assumes that one Chapter 7 Trustee is appointed for all of the Debtors.  However, it is possible that if all of the Debtors were to liquidate under Chapter 7, 58 Chapter 7 Trustees could be appointed resulting in additional costs than what is presented herein.  This does not account for possible fees by foreign administrators or liquidators in the event of a foreign insolvency proceeding.

Note 9 – Corporate Wind-Down Costs and Other Professional Fees
Corporate wind-down costs consist of corporate overhead, occupancy costs and professional fees to be incurred during the Chapter 11 reorganization and Chapter 7 liquidation processes. It is assumed that the liquidation would occur over a six-month period following the conversion of the Chapter 11 case to a Chapter 7 and that such expenses, costs and overhead would decrease over time. Any positive income from operating businesses during this time is assumed to offset corporate wind-down costs.

Note 10 – Maritime Payables
Maritime Payables arise from claims related to providing “necessaries” associated with vessel operations and include crew wages, vessel repairs and voyage supplies such as bunkers. These Maritime Payables are frequently secured by maritime liens. The Liquidation Analysis assumes that maritime liens, in the form of trade accounts payable at the individual vessel-owning subsidiaries, are senior to the secured loan claims at the Debtors’ Vessel-owning subsidiaries and therefore are satisfied first through net proceeds available to the Debtors after the payment of Administrative Claims.

Note 11 – Allocation of Administrative and Maritime Payable Expenses

The Liquidation Analysis assumes that administrative expenses are allocated amongst all stakeholders pro rata based on the gross proceeds available to that stakeholder. Maritime Payables are allocated pro rata amongst the three Prepetition Credit Facilities based on the gross value received for each loan’s respective collateral Vessels.

Note 12 –Unencumbered Assets
Unencumbered Assets include unencumbered Cash, Accounts Receivable, Prepaid Expenses and Other Assets, and Other Fixed Assets. The Liquidation Analysis distributes these assets pro rata amongst all Unsecured Claims and does not take into account that some of these assets may reside at Vessel-owning subsidiaries that guarantee the indebtedness owed to the Secured Lenders.

Note- 13 Prepetition Indebtedness
As of March 31, 2014, the principal outstanding under the Credit Facilities consisted of (i) $73.6 million of funded debt owed to the Prepetition $100 Million Facility Lenders, (ii) $175.7 million of funded debt owed to the Prepetition $253 Million Facility Lenders and (iii) $1,069.1 million3 of funded debt owed to the Prepetition 2007 Facility Lenders. The Liquidation Analysis does not take into account any of the aforementioned secured lenders’ potential right to postpetition interest once the case is converted into a Chapter 7. The Debtor also owed approximately $6.7 million to DnB on account of the swap. As described above, the DnB Swap Holder is subordinated in payment priority to the Prepetition 2007 Facility Lenders  The Liquidation Analysis assumes that the secured debt claims are satisfied following the payment of Administrative Claims and any Maritime Payables secured by maritime liens.

Prepetition, non-priority, general unsecured claims include (i) the Convertible Notes, (ii) other General Unsecured Claims (the “Other Liquidation GUC”) and (iii) any deficiency claims related to the prepetition secured debt obligations. The Convertible Notes claim consists of principal amount of $125 million plus accrued prepetition interest of $.8 million. Other Liquidation GUC, which may consist of, among other claims, prepetition accrued liabilities and contract rejection claims, is assumed to be $10.0 million. In situations in which the lenders under the Prepetition $100 Million Facility, the Prepetition $253 Million Facility, the Prepetition 2007 Facility and the Prepetition Swap are undersecured, these secured lenders are assumed to assert deficiency claims in the full amount of their claim at Genco less any value received on account of their collateral at Genco, with 100% cap on recovery.

3 Includes $1,055.9 million principal outstanding and $13.2 million owed per the August 2012 amendment, in which the Company paid a fee equal to 1.25% of principal then outstanding which would become due at the earlier of maturity or retirement.